Exhibit 10.1

CHAIRWOMAN AGREEMENT

THIS CHAIRWOMAN AGREEMENT (this “Agreement”) is made as of February 3, 2014 (the “Effective Date”) among Racecar Holdings, LLC, a Delaware limited liability company (“Holdings”), WideOpenWest Networks, LLC, a Delaware limited liability company (the “Company”), and Colleen Abdoulah (“Chairwoman”). The Company is a wholly-owned Subsidiary of Holdings.  Capitalized terms used in this Agreement and not otherwise defined have the meanings assigned to such terms in Section 12.

WHEREAS, Chairwoman is currently employed by the Company pursuant to the terms of an employment agreement dated May 1, 2013 (the “Prior Agreement”); and

WHEREAS, Holdings desires to memorialize the transition of Chairwoman from Chief Executive Officer to Chairwoman of the Board of Directors of Holdings (the “Board”) under the terms and conditions specified herein, and Chairwoman desires to be so engaged by Holdings.

NOW, THEREFORE, in consideration of the mutual promises and conditions set forth herein, the parties hereto agree to replace the Prior Agreement in its entirety with this Agreement on the terms and conditions set forth below:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Engagement; Prior Employment Agreement.

(a)   As of the Effective Date, this Agreement will replace and supersede the Prior Agreement in its entirety, and the parties hereto agree that such replacement (or the transition contemplated by this Agreement) shall not trigger any liability (including any severance liability) on the part of any party hereto with respect to the Prior Agreement. For the sake of clarity, the change in Chairwoman’s title and position from Chief Executive Officer to Chairwoman as contemplated by Section 2 shall not trigger any termination or severance benefits or be grounds for “Good Reason” or similar term under any agreement. Furthermore, Sections 4 and 5 shall govern a termination of Chairwoman’s service for any reason at any time after the Effective Date (whether before or after the CEO End Date as defined in Section 2) and any severance or termination benefits (if any) shall be limited to the severance and termination benefits set forth in Section 5.

(b)   Holdings will engage Chairwoman during the Engagement Period, and Chairwoman accepts such engagement with the Company, upon the terms and conditions set forth in this Agreement. The “Engagement Period” shall mean the period of time commencing on the Effective Date and ending as set forth in Section 4.

2.             Position and Duties.  During the Engagement Period, Chairwoman will report to the Board and (a) continue to serve as the Chief Executive Officer of Holdings and its Subsidiaries until April 1, 2014 or an earlier date as determined by the Board (such date, the

“CEO End Date”) and (b) commencing on the CEO End Date (x) serve as the non-executive Chairwoman of the Board and render such services to Holdings and its Subsidiaries as are assigned to Chairwoman by the Board consistent with her position and (y) serve as a member of the Board.  During the Engagement Period, Chairwoman will devote her best efforts and appropriate business time and attention to her role as Chief Executive Officer or Chairwoman of the Board (as applicable) and perform her duties and responsibilities to the best of her abilities in a diligent, trustworthy, businesslike and efficient manner.  For the sake of clarity and subject to Section 8, Chairwoman shall be permitted to continue to perform such business and charitable activities (including her services for Rocky Mountain Children’s Law Center), as she desires, provided that Chairwoman’s performance of such activities does not interfere in a material manner with Chairwoman’s performance of her duties hereunder; and provided further that, without limiting Section 8, during the Engagement Period, Chairwoman will not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any other manner engage in the business of providing cable television, Internet, data, telephony and other communications services (together with all reasonably related activities, the “Business”) other than (i) on behalf of Holdings or any Subsidiary or (ii) as a passive owner of less than 5% of the outstanding stock of a corporation of any class which is publicly traded, so long as Chairwoman has no direct or indirect participation in or managerial influence over the business of such corporation.

3.             Fees and Other Compensation.

(a)   Annual Fee.  During the Engagement Period, the Company will pay Chairwoman an annual engagement fee of $714,000 (the “Annual Fee”); provided that such Annual Fee shall be decreased to $200,000 effective January 1, 2015. The Annual Fee will be payable in regular monthly or bi-monthly installments.

(b)   One-Time Incentive Payment.  In the second quarter of 2015, Chairwoman shall be paid a one-time lump sum payment of $457,000, subject to her continued engagement through such payment date.

(c)   Equity.

(i)            Effect of Status Change. Notwithstanding anything to the contrary in the LLC Agreement of Holdings (as in effect from time to time, the “LLC Agreement”), Chairwoman’s change from Chief Executive Officer to Chairwoman of the Board shall not be considered a “Status Change” for purposes of the LLC Agreement. Furthermore, for purposes of the New Units (as defined below), Chairwoman’s position hereunder shall be considered an “Eligible Position” under the LLC Agreement (including with respect to the continued service requirements for vesting of the new Units under Article XI of the LLC Agreement). Other than as provided in this Agreement, upon a termination of Chairwoman’s service hereunder, such termination and the resulting impact on any Units held by Chairwoman at such time shall be governed by the provisions of the LLC Agreement (including, without limitation, the redemption provisions set forth in Article  XII of the LLC Agreement); it being understood that a termination of Chairwoman’s service shall be a “Status Change” for purposes of Article XII of the LLC Agreement, and in such case all Class A Units and Class C Units held by Chairwoman shall be subject to redemption pursuant to the terms of Article XII of the LLC Agreement.

(ii)           Existing Management Incentive Units. Other than the “Accelerated Units” (as defined below), Chairwoman shall forfeit all unvested Class C Units (as such term is defined in the LLC Agreement) held by Chairwoman as of the Effective Date. For purposes herein, the “Accelerated Units” shall mean 950 Class C-7 Units held by Chairwoman as of the Effective Date, which shall vest on the Effective Date.

(iii)          New Management Incentive Units. As soon as practicable after the Effective Date, Holdings shall grant Chairwoman the right to purchase 3,562.5 Class C-7 Units (the “New Units”).  All New Units shall be Time Vest Units, and shall be subject to time vesting in annual installments over a five-year period as set forth in Article XI of the LLC Agreement; provided that in the event Chairwoman’s service is terminated for any reason other than (A) a termination for Cause or (B) Chairwoman’s resignation without Good Reason, a sufficient number of Chairwoman’s unvested New Units shall vest such that a total of 40% of the New Units Chairwoman shall be vested.  Notwithstanding the vesting terms for Time Vest Units set forth in Article XI of the LLC Agreement, the provisions of Section 11.4(e) of the LLC Agreement shall not be applicable to the New Units, and the vesting of the New Units shall not accelerate on a Change of Control (as defined in the LLC Agreement).

(d)   Benefits.  During the Engagement Period, Chairwoman may participate in the health, dental, vision, life and long term disability insurance plans as the Board may establish or approve from time to time for senior executive officers of Holdings and its Subsidiaries, subject to the applicable plan’s terms and eligibility requirements; provided that such the applicable benefit or benefits shall immediately cease upon the date Chairwoman is eligible for health, dental, vision, life and/or long term disability insurance through another entity. Chairwoman agrees to promptly inform Holdings of any such eligibility.

(e)   Reimbursement of Expenses.  During the Engagement Period, the Company will reimburse Chairwoman for all reasonable expenses incurred by her in the course of performing her duties under this Agreement and which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4.                                      Termination. The Engagement Period will continue until the earliest of:

(a)   The expiration of Term.  For purposes of this Agreement, the Term shall commence on the Effective Date and end on December 31, 2015;

(b)   Chairwoman’s resignation due to Good Reason;

(c)           Chairwoman’s resignation without Good Reason;

(d)   Holdings’ termination of the engagement due to Chairwoman’s death or Disability;

(e)   termination by Holdings for Cause; or

(f)    termination by Holdings for any other reason (or for no reason), in which case such termination of employment shall be referred to as a termination “Without Cause.”

5.             Consequences of Termination.

(a)   If the Engagement Period terminates for any reason, then Chairwoman will receive within five (5) days of the termination date a lump sum cash payment of all earned but unpaid Annual Fees through the termination date and unreimbursed but substantiated business expenses. Additionally, any amounts payable under any Company benefit plans shall be paid in accordance with the terms of the applicable plan, as applicable. The payments set forth in this Section 5 shall be referred to as the “Accrued Benefits.”

(b)   If the Engagement Period is terminated Without Cause or if Chairwoman resigns due to Good Reason, then in addition to the Accrued Benefits, Chairwoman will continue to be paid the Annual Fee in accordance with Section 3(a) until December 31, 2015 so long as Chairwoman continues to comply with Sections 7 and 8; provided that there shall be no obligation to make any payment to Chairwoman (other than the Accrued Benefits) unless and until Chairwoman has executed and not revoked a release within sixty days of Chairwoman’s last day of service in favor of the WOW Companies and all related persons of all past, present and future claims against them, in form and substance acceptable to Holdings. Any payments due before the foregoing release is effective and irrevocable shall be paid in lump sum in the first payment made after the release is effective and irrevocable.  Otherwise, the continued payment of the Annual Fee will be payable in regular installments consistent with the payment schedule prior to Chairwoman’s termination of service.

6.             Resignation.  Unless otherwise agreed to by the Board, upon the termination of the Engagement Period, Chairwoman shall automatically be deemed to have resigned each position (if any) that she then holds as a director or officer (or otherwise) of Holdings or any of its Subsidiaries (including membership on the Board).

7.             Confidential Information.  Chairwoman acknowledges that the information, observations and data that have been or may be obtained by her during her engagement or other relationship or interaction with Holdings or any Subsidiary, or any of their respective successors or predecessors (each of Holdings, any Subsidiary or any such successor or predecessor being a “WOW Company”) prior to and after the date of this Agreement concerning the current or proposed business or affairs of the WOW Companies (collectively, “Confidential Information”) are and will be the property of the WOW Companies.  Therefore, Chairwoman agrees that she will not disclose to any unauthorized Person or use for her own account or for the account of any other Person (other than the WOW Companies in the course of performing her duties during the Engagement Period) any Confidential Information without the prior written consent of Holdings, unless and to the extent that the Confidential Information in question has become generally known to and available for use by the public other than as a result of Chairwoman’s acts or omissions to act.  Chairwoman will deliver or cause to be delivered to the Company at the termination of the Engagement Period, or at any other time that any WOW Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or relating to Confidential Information or the business of any WOW Company that she may then possess or have under her control.

8.             Non-Compete, Non-Solicitation.

(a)   Non-Compete.  Chairwoman acknowledges that during her engagement or other relationship or interaction with the WOW Companies she has and will become familiar with trade secrets and other confidential information concerning such Persons, and with investment opportunities relating to the Business, and that her services will be of special, unique and extraordinary value to the WOW Companies.  Therefore, Chairwoman agrees that, during the Engagement Period and for the twelve month period following the last day of the Engagement Period (the Engagement Period and the period following being the “Noncompete Period”), she will not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business, or as an investor in or lender to any business (in each case including on her own behalf or on behalf of another Person) which constitutes or is competitive with all or part of the Business (as conducted in any Territory).  For purposes of this Agreement, “Territory” means any geographic market in which any of the WOW Companies holds a franchise to conduct the Business during the Engagement Period or in which any of the WOW Companies has taken material steps to obtain franchise rights during the Engagement Period or at the end of the Engagement Period if the Engagement Period has terminated.  Nothing in this Section 8(a) will prohibit Chairwoman from being a passive owner of less than 5% of the outstanding stock of a corporation of any class which is publicly traded, so long as Chairwoman has no direct or indirect participation in or managerial influence over the business of such corporation.  By initialing in the space provided below, Chairwoman acknowledges that she has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 8(a).             [initial].

(b)   Non-Solicitation.  During the Noncompete Period, Chairwoman will not directly or indirectly (i) induce or attempt to induce any employee or independent contractor of any WOW Company to leave the employ or contracting relationship with such WOW Company, or in any way interfere with the relationship between any WOW Company and any employee or full-time independent contractor thereof, (ii) hire or solicit for employment or as an independent contractor any person who was an employee or independent contractor of any WOW Company at any time during the Engagement Period, or (iii) induce or attempt to induce any customer, supplier or other business relation of any WOW Company to cease doing business with such entity or in any way interfere with the relationship between any such customer, supplier or other business relation and such WOW Company.  By initialing in the space provided below, Chairwoman acknowledges that she has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 8(b).             [initial].

9.             Enforcement.  The Company and Chairwoman agree that if, at the time of enforcement of Section 7 or 8, a court holds that any restriction stated in any such Section is unreasonable under circumstances then existing, then the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.  Because Chairwoman’s services are unique and because Chairwoman has access to information of the type described in Sections 7 and 8, Holdings, the Company and Chairwoman agree that money damages would be an inadequate remedy for any breach of Section 7 or 8.  Therefore, in the event of a breach or threatened breach of Section 7 or 8, any WOW Company may, in addition to any other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violation of, the provisions of Section 7 or 8, without posting a bond or other security. The provisions of Sections 7, 8 and 9 and the other provisions of this Agreement are intended to be for the benefit of each of the WOW Companies, each of which may enforce such provisions and each of which (other than Holdings and the Company) is an express third-party beneficiary of such Sections and this Agreement generally.  Sections 7, 8 and 9 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Engagement Period. By initialing in the space provided below, Chairwoman acknowledges that she has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 9.             [initial].

10.          Representations and Warranties of Chairwoman.  Chairwoman represents and warrants to Holdings and the Company as follows:

(a)   Other Agreements.  Chairwoman is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other Person.

(b)   Authorization.  This Agreement when executed and delivered will constitute a valid and legally binding obligation of Chairwoman, enforceable against Chairwoman in accordance with its terms.

11.          Survival of Representations and Warranties.  All representations and warranties contained herein will survive the execution and delivery of this Agreement.

12.          Certain Definitions.  When used herein, the following terms will have the following meanings:

“Cause” means (A) the indictment of Chairwoman or Chairwoman entering a plea of guilty or no-contest or similar plea with respect to, any felony or crime involving intentional dishonesty (including any breach of Securities laws) or the commission of any act or omission involving actual fraud or embezzlement with respect to Holdings or any of its Subsidiaries, (B) repeated failure by Chairwoman to perform duties as reasonably directed by the Board, (C) Chairwoman’s gross negligence, willful misconduct or breach of fiduciary duty with respect to Holdings or any of its Subsidiaries, (D) any material breach by Chairwoman of this Agreement after written notice from the Board and (if capable of correction) ten days to correct such failure, or (E) a material misrepresentation or non-disclosure by Chairwoman in reporting to the Board.

“Disability” shall be defined as Chairwoman’s inability to perform, by reason of physical or mental incapacity, Chairwoman’s duties or obligations under this Agreement for a period of one hundred twenty (120) consecutive days or a total period of two hundred ten (210) days in any three hundred sixty (360)-day period, as determined in good faith by a medical doctor or other health care specialist selected pursuant to the following sentence, in each case, after taking into account reasonable accommodations as required by applicable law or in such a manner as to qualify for permanent benefits under the Company’s long-term disability insurance policy.  Chairwoman shall cooperate in all reasonable respects with the Company if a question arises as to whether Chairwoman has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and reasonably acceptable to Chairwoman or Chairwoman’s legal representative and authorizing such medical doctors and other health care specialists to discuss Chairwoman’s condition with designated human resources professionals of the Company or the Board).

“Good Reason” means without Chairwoman’s prior written consent: (A) a material breach of this Agreement by Holdings or the Company, (B) the requirement that Chairwoman relocate to a location which is outside the Denver metropolitan area; or (C) the Company’s reduction of the Annual Fee during the Engagement Period (other than as provided in this Agreement); provided that to constitute “Good Reason,” (x) Chairwoman must inform Holdings in writing of the event purporting to trigger Good Reason within thirty days of the initial occurrence of the event, (y) Holdings must fail to cure such circumstances within the thirty-day period following receipt of written notice from Chairwoman and (z) Chairwoman must resign for Good Reason within the fifteen-day period following the expiration of Holdings thirty-day cure period. Unless Chairwoman’s resignation for Good Reason complies with the foregoing, the grounds to terminate for Good Reason on account of such event shall be irrevocably forfeited by Chairwoman.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof.  For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity.  Unless stated to the contrary, as used in this Agreement the term Subsidiary means a Subsidiary of Holdings.

13.          Miscellaneous.

(a)   Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications will be sent to the address indicated below:

Notices to Chairwoman:

Colleen Abdoulah

350 S. Vine Street

Denver, CO 80209

Notices to Holdings or the Company:

WideOpenWest Networks, LLC

7887 East Belleview Avenue, Suite 1000

Englewood, CO 80111

Attention:  Board of Directors

with copies (which will not constitute notice to Holdings or the Company) to:

Racecar Acquisition, LLC
259 East Michigan Avenue
Suite 209
Kalamazoo, Michigan  49007
Attention:  D. Craig Martin, Esq.

Racecar Holdings, LLC
65 East 55th Street
18th Floor
New York, NY  10022
Attention:  David Burgstahler

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY  10022
Attention:  Jai Agrawal and Joshua Kogan

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(b)   Amendment and Waiver.  No modification, amendment or waiver of any provision of this Agreement will be effective unless such modification, amendment or waiver is executed by Holdings, the Company and Chairwoman.  The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(c)   Severability.  Without limiting Section 9, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in that  jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

(d)   Entire Agreement.  Except as otherwise expressly set forth herein, this agreement and the other agreements referred to herein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, the Prior Agreement).

(e)   Successors and Assigns.  This Agreement will bind and inure to the benefit of and be enforceable by Holdings, the Company and Chairwoman and their respective permitted assigns; provided that Chairwoman may not assign her rights or delegate her duties under this Agreement without the prior written consent of a majority of the Board.

(f)    Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(g)   Descriptive Headings; Interpretation; No Strict Construction.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.  Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa.  Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.  The use of the words “include” or “including” in this Agreement will be by way of example rather than by limitation.  The use of the words “or,” “either” or “any” will not be exclusive.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties agree that prior drafts of this Agreement will be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties hereto with respect hereto.

(h)   GOVERNING LAW.  ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT  WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF  DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER THAT JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(i)    Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

(j)    Actions by Holdings or the Company.  Subject to the provisions of Section 13(e), any action, election or determination by the Board or any WOW Company pursuant to or relating to this Agreement will be effective if, and only if, it is taken or made by (or with the prior approval of) a majority of the members of the Board who are not at the time employees of Holdings or any of its Subsidiaries.  Notwithstanding any provision of the LLC Agreement to the contrary, no meeting or quorum of the Board will be required in order for such majority to take, make or approve any such action, election or determination.

14.          Taxes. Chairwoman shall be solely responsible for, and shall indemnify and hold the Client harmless against, the payment of taxes associated with payments made under this Agreement.

15.          Code Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Chairwoman and the Company of the applicable provision without violating the provisions of Code Section 409A.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Chairwoman Employment Agreement as of the date first written above.

RACECAR HOLDINGS, LLC

By:	/s/ Ben Silbert
Name: Ben Silbert
Title: Vice President

WIDEOPENWEST NETWORKS, LLC

By:	/s/ D. Craig Martin
Name: Craig Martin
Title: Secretary

/s/ Colleen Abdoulah
Colleen Abdoulah

Signature Page to Chairwoman Agreement